Exhibit 99.1

Amber Road Publishes a Letter to Stockholders

EAST RUTHERFORD, N.J.--(BUSINESS WIRE)--December 20, 2018--Amber Road, Inc. (NYSE: AMBR), a leading provider of global trade management (GTM) solutions, today published a letter to stockholders reaffirming the Board of Directors’ confidence in the Company’s business potential and long-term growth strategy.

The full text of the letter can be viewed below:

Dear Stockholders,

Amber Road’s Board of Directors (the “Board”) received a letter from an activist stockholder, Altai Capital LLC (“Altai”), dated December 17, 2018, wherein Altai demands that the Board begin a process to sell Amber Road, preferably to E2open, another company in which it holds an equity stake. The letter makes self-interested and short-sighted claims of poor performance, excessive executive compensation and an unwillingness by the Board to consider strategic alternatives. Altai’s rationale is skewed to support their demand, and in doing so, omits critical information and misleads stockholders.

We cannot overlook Altai’s claim that the Board has failed to consider strategic alternatives to Amber Road’s core business plan. This is wholly incorrect and warrants a clear response. The Board is committed to creating value for all Amber Road stockholders and regularly reviews strategic priorities and opportunities. We continually meet with stockholders and consider their opinions on the direction of the business. We have had and will continue to have extensive conversations with interested parties and third-party advisors to explore changes in or additions to our strategic plan. We are open to productive, credible and attractive ideas our stockholders and other interested parties may have to enhance stockholder value.

The Board weighs these ideas, opinions and demands in light of the fact that our management team has built an industry-leading global trade management (GTM) software company that it believes will grow and reward investors over the long-term. Amber Road is well-positioned financially to execute in a marketplace that is challenged by the increasing complexity and velocity of change in global trade, driven by trade wars, BREXIT and new and ever-changing trade alliances and agreements. Financially, Amber Road is growing very efficiently, with a high-percentage of each new dollar of revenue falling to Adjusted EBITDA and cash flow from operations. In the most recent fiscal quarter, Amber Road produced Adjusted EBITDA margins of approximately 11%, and through the first nine months of 2018, it generated $4.9 million in operating cash flow. A reconciliation of GAAP net loss to Adjusted EBITDA has been posted to the Investor Relations section of our website.

We appreciate our investor base and do not take for granted the trust you have placed in us to create long-term value. We look forward to discussing our detailed plans for Amber Road over the coming months.

Sincerely,

The Amber Road Board of Directors

Barry Williams, James Preuninger, Ralph Faison, Pamela Craven and Rudy Howard

About Amber Road

Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade. As a leading provider of cloud-based global trade management (GTM) software, trade content and training, we help companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. We do this by creating a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. We replace manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. We provide rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only our current expectations and beliefs, and therefore, contain risks and uncertainties about future events or our future financial performance, including, but not limited to, achieving revenue from bookings, closing business from the sales pipeline, new customer deployments and maintaining these relationships, the ability to reduce operating losses and use of cash, and attaining profitability. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and similar expressions, whether in the negative or affirmative. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our annual, periodic and current SEC reports. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our future results, levels of activity, performance or achievements may differ from our expectations. Other than as required by law, we do not undertake to update any of the forward-looking statements after the date of this press release, even though our situation may change in the future.

CONTACT:
Investor Relations Contact:
Staci Mortenson, ICR
201-806-3663
InvestorRelations@AmberRoad.com

Media Contact:
Phil Denning, ICR
646-277-1258
Phil.Denning@ICRinc.com

Annika Helmrich, Amber Road, US & Canada
201-806-3656
AnnikaHelmrich@AmberRoad.com

Martijn van Gils, Amber Road, Europe & Asia
+31 858769534
MartijnvanGils@AmberRoad.com